Exhibit 107
Calculation of Filing Fee Tables(1)
Form
424(b)(5)
(Form Type)
Affiliated Managers Group, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	5.500% Notes due 2034	457(r)	$400,000,000	99.393%	$397,572,000	0.0001476	$58,681.63

Fees Previously Paid

Total Offering Amounts:						$397,572,000		$58,681.63

Total Fees Previous Paid:								$0.00

Total Fee Offsets:								$0.00

Net Fee Due:								$58,681.63

(1)	The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.